UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Tetra Tech, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 19, 2007

DEAR TETRA TECH STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of Tetra Tech, Inc., which will be held at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101 on Thursday, March 1, 2007 at 10:00 a.m. Pacific Time.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

Regardless of whether you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card as an alternative to voting in person at the meeting. Voting by this method will ensure your representation at the meeting.

We look forward to seeing you at the meeting.

Dan L. Batrack
Chief Executive Officer and
Chief Operating Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage pre-paid envelope.

3475 East Foothill Boulevard
Pasadena, California 91107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 1, 2007

TO OUR STOCKHOLDERS:

We will hold our 2007 Annual Meeting of Stockholders of Tetra Tech, Inc., a Delaware corporation, on Thursday, March 1, 2007 at 10:00 a.m. Pacific Time at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101, for the following purposes:

(1)         To elect six members of our Board of Directors;

(2)         To approve the amendment of our Employee Stock Purchase Plan;

(3)         To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007; and

(4)         To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors has fixed the close of business on January 4, 2007 as the record date for the determination of stockholders entitled to vote at the meeting or any adjournments or postponements thereof. Only record holders of our common stock, par value $.01 per share, at the close of business on that day will be entitled to vote. A copy of our 2006 Annual Report to Stockholders is enclosed with this Notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and to vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. You may revoke a previously delivered proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Janis B. Salin
Vice President, General Counsel and Secretary

Pasadena, California
January 19, 2007

i

3475 East Foothill Boulevard
Pasadena, California 91107

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about January 19, 2007 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our 2007 Annual Meeting of Stockholders, which we will hold at 10:00 a.m. Pacific Time on Thursday, March 1, 2007, at the Westin Pasadena, 191 North Los Robles Avenue, Pasadena, California 91101. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on January 4, 2007. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements thereof. Our principal executive offices are located at 3475 East Foothill Boulevard, Pasadena, California 91107, and our telephone number is (626) 351-4664.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise, your proxy, if not revoked, will be voted at the meeting as follows:

•	Proposal No. 1—	for our Board’s slate of nominees;
•	Proposal No. 2—	to approve the amendment of our Employee Stock Purchase Plan;
•	Proposal No. 3—	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007; and
•	As recommended by our proxies with regard to all other matters that properly come before the meeting or any adjournments or postponements thereof, in their discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 57,904,878 shares of common stock outstanding and 2,865 stockholders of record. For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at this meeting. You are not entitled to cumulate your votes. If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. If such stockholders hold less than a majority, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Stockholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.”  Broker non-votes are not counted as votes cast. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The voting requirements for the proposals we will consider at the meeting are:

•       Proposal No. 1.   The six nominees who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

•       Proposal Nos. 2 and 3.   These proposals require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on these matters and, therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We have retained the services of The Proxy Advisory Group, LLC to assist in obtaining proxies from brokers and nominees of stockholders for the meeting. The estimated cost of such services is $7,500 plus out-of-pocket expenses. In addition, we may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, e-mail and personal solicitations. We will pay no additional compensation to our officers, directors and employees for these activities.

Our Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the approval of the amendment of our Employee Stock Purchase Plan (Proposal No. 2), and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007 (Proposal No. 3).

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The names of persons who are nominees for director and their positions with us are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is presently six. Each of the current directors has been nominated for election by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and has decided to stand for re-election.

Proxies may not be voted for more than six directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director. The six nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected. Stockholders may not cumulate votes in the election of directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. The nominees do not have any family relationship among themselves or with any of our executive officers.

Information Concerning Nominees

The following table presents information about the nominees at January 1, 2007.

Name	Age	Position
Dan L. Batrack	48	Chief Executive Officer, Chief Operating Officer and Director
Hugh M. Grant	70	Director
Patrick C. Haden	53	Director
J. Christopher Lewis	50	Director
Albert E. Smith	57	Chairman and Director
Richard H. Truly	69	Director

Mr. Batrack joined our predecessor (the Water Management Group of Tetra Tech, Inc., a subsidiary of Honeywell Inc.) in 1980, and was named Chief Executive Officer and a director in November 2005. Mr. Batrack held the positions of Executive Vice President and Chief Operating Officer (COO) since October 2004, and he has retained the COO title. Mr. Batrack has served us in numerous capacities over the last 26 years, including project scientist, project manager, operations manager, senior vice president and president of an operating unit. He has managed complex solutions for many small and Fortune 500 customers, both in the U.S and internationally. Mr. Batrack holds a B.A. degree in Business Administration from the University of Washington.

Mr. Grant joined our Board in January 2003. He has been a business consultant since 1996. Prior to 1996, Mr. Grant spent approximately 38 years with Ernst & Young LLP (Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner—Western United States. Mr. Grant serves as a director and Chairman of the Audit Committee of IndyMac Bancorp, Inc., the holding company for IndyMacBank, and as a director of IndyMac Bank. IndyMac Bank is the largest savings and loan in Los Angeles and the 9th largest mortgage originator in the nation.

Mr. Haden has been a member of our Board since December 1992. Mr. Haden is a general partner of Riordan, Lewis & Haden, a Los Angeles-based partnership that invests in high-growth middle market companies, since 1987. Mr. Haden also serves as a director of IndyMac Bancorp, Inc. and of IndyMac Bank. In addition, Mr. Haden serves as a director of TCW Convertible Securities Fund, Inc., a diversified, closed-end management investment company, and TCW Galileo Mutual Funds, a registered investment company. Further, Mr. Haden serves as a director of several privately-held companies.

Mr. Lewis has been a member of our Board since February 1988. He currently serves as the Presiding Director of our Board and, as such, chairs the executive sessions of the Board meetings. Mr. Lewis has been a general partner of Riordan, Lewis & Haden since 1982. Mr. Lewis also serves as a director of SM&A, a provider of management consulting, proposal management and program support services, and several privately-held companies.

Mr. Smith has been a member of our Board since May 2005. He has served as Chairman since March 2006, after serving as Vice Chairman since September 2005. Mr. Smith is a former member of the Secretary of Defense’s Defense Science Board, serving from 2002 to 2005. He was an Executive Vice President of Lockheed Martin and President of its Integrated Systems & Solutions business until 2004. From 1999 to 2003 Mr. Smith was Executive Vice President of Lockheed Martin’s Space Systems Company. Prior to that, Mr. Smith was President of Government Systems at Harris Corporation. He has also worked for the Central Intelligence Agency, where he received the Intelligence Medal of Merit. Mr. Smith also serves as a director of Curtiss-Wright Corporation, which designs, manufactures and overhauls products for motion control and flow control applications, and provides metal treatment services. He has served as Chairman of International Launch Services’ Board of Directors, as a Director of the Space Foundation and as a Trustee of the Aerospace Corporation.

Admiral Truly joined our Board in April 2003. He is the former Executive Vice President of Midwest Research Institute (MRI). Prior to joining MRI in 1997, Admiral Truly was Vice President of the Georgia Institute of Technology, and Director of the Georgia Tech Research Institute, from 1992 to 1997. From 1989 to 1992, he served as NASA’s eighth Administrator under President George H.W. Bush, and prior to that, had a distinguished career in the U.S. Navy and NASA, retiring from the Navy as Vice Admiral. Admiral Truly was an astronaut with NASA and piloted the Columbia, commanded the Challenger and, in 1986, led the investigation of the Challenger accident. Admiral Truly was awarded the Presidential Citizen’s Medal, has served on the Defense Policy Board and Army Science Board, and is a member of the National Academy of Engineering. Admiral Truly also serves as a director of Xcel Energy, Inc., an electric power and natural gas utility.

Chairman Emeritus

On March 6, 2006, the Board named Li-San Hwang as Chairman Emeritus. Dr. Hwang is invited to attend Board and Board committee meetings, but he does not have voting rights. Chairman Emeritus is an unpaid position; however, we reimburse Dr. Hwang for his attendance-related expenses.

Dr. Hwang, age 71, joined our predecessor in 1967 and led our acquisition of the Water Management Group of Tetra Tech, Inc., a subsidiary of Honeywell Inc., in March 1988. He served as our Chief Executive Officer from our formation until November 14, 2005. Dr. Hwang has served as an advisor to numerous government and professional society committees and has published extensively in the field of hydrodynamics. He is a graduate of the National Taiwan University, Michigan State University and the California Institute of Technology, holding B.S., M.S. and Ph.D. degrees, respectively, in Civil Engineering, specializing in water resources.

Corporate Governance

We maintain a corporate governance page on our website, www.tetratech.com, which includes key information about our corporate governance initiatives, including our Corporate Governance Principles, Code of Business Conduct, Finance Code of Professional Conduct, and charters for the committees of our

Board. Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•       The Board has adopted clear corporate governance policies;

•       A majority of our Board members are independent of us and our management;

•       All members of our Board committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee—are independent;

•       The independent members of our Board meet regularly in executive session without the presence of management;

•       We have a clear code of business conduct that applies to our directors, officers and employees;

•       The charters of our Board committees clearly establish their respective roles and responsibilities;

•       We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters;

•       Our Finance Code of Professional Conduct is a code of ethics that applies to our principal executive officer and all members of our finance department, including our principal financial officer and principal accounting officer; and

•       Our internal audit control function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to our Audit Committee.

Independent Directors

Our Board of Directors has affirmatively determined that each nominee for director, other than Mr. Batrack and Mr. Smith, is independent under the criteria established by NASDAQ for independent board members. All members of each of our Audit, Compensation, and Nominating and Corporate Governance committees are independent directors. In addition, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. As the Presiding Director, Mr. Lewis presides over regular meetings of the independent directors.

Board Meetings and Committees

During our fiscal year ended October 1, 2006, our Board of Directors held five meetings. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served, during the period for which each such director served. Our directors are strongly encouraged to attend the annual meeting of stockholders, and all of our directors attended last year’s annual meeting.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found under the Investor Relations section of our website at www.tetratech.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Hugh M. Grant	Chairman	X	X
Patrick C. Haden	X	X	Chairman
J. Christopher Lewis	X	Chairman	X
Richard H. Truly		X	X

Audit Committee

The Audit Committee is responsible for reviewing the financial information that will be provided to stockholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of our independent registered public accounting firm, overseeing our accounting and financial reporting processes and the audits of our financial statements, and pre-approving audit and permissible nonaudit services provided by the independent registered public accounting firm. This committee held 12 meetings during the last fiscal year. Our Board has determined that Mr. Grant is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation Committee

The Compensation Committee’s basic responsibility is to review the performance and development of our management in achieving corporate goals and objectives and to assure that our senior executives are compensated effectively in a manner consistent with our strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, this committee oversees our compensation and equity plans. This committee held four meetings during the last fiscal year. Each member of this committee is an independent director under the applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning our corporate governance policies, and for recommending to the full Board candidates for election to the Board of Directors. This committee held four meetings during the last fiscal year. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage selection of directors who will contribute to our overall corporate goals. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, prior government service and personal skills in finance, marketing, financial reporting, government contracts and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, our Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Secretary in writing at the following address: Tetra Tech, Inc., Attn: Secretary, 3475 East Foothill Boulevard, Pasadena, California 91107, with a copy to Tetra Tech, Inc., Attn: General Counsel at the same address.

When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws. In particular, for the Nominating and Corporate Governance Committee to consider a candidate recommended by a stockholder for nomination at the 2008 annual meeting, the recommendation must be delivered or mailed to and received by the Secretary at our principal executive offices on or between October 20, 2007 and November 21, 2007 (or, if the 2008 annual meeting is not held within 30 days of the anniversary of the date of the 2007 annual meeting, no later than the tenth day following the date of our public announcement of the date of the 2008 annual meeting). The recommendation must include the same information as is specified in our bylaws for stockholder nominees to be considered at an annual meeting, including the following:

•       The name and address of the stockholder who intends to make the nomination and of the person to be nominated;

•       A representation that the stockholder is a record holder of our common stock on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

•       A description of all arrangements or understandings between the stockholder and the nominee or any other person (naming such person) pursuant to which the nomination is to be made by the stockholder;

•       Information regarding the nominee that would be required to be included in our proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee; and

•       The consent of the nominee to serve as a director if so elected.

Director Compensation

During fiscal 2006, non-employee directors received the following compensation:

•       A $35,000 regular annual retainer fee, payable in advance, for serving on the Board of Directors for the year of Board service beginning upon election at the 2006 Annual Meeting of Stockholders;

•       The Presiding Director and the Chairman of the Audit Committee received an additional annual retainer of $15,000;

•       A fee of $2,000 per in-person or telephonic Board meeting attended, payable quarterly in arrears;

•       A fee of $2,000 per in-person or telephonic Audit Committee meeting attended, payable quarterly in arrears; and

•       A fee of $1,000 per in-person or telephonic Compensation Committee and Nominating and Corporate Governance Committee meeting attended, payable quarterly in arrears.

We also reimbursed reasonable out-of-pocket expenses incurred by directors in connection with attending meetings and performing other Board-related services.

The following chart shows the cash amounts earned by each non-employee director for his services in fiscal 2006:

	Board Member Fees	Board Meeting Fees	Committee Chair and Presiding Director Fees	Committee Meeting Fees	Total Amount Paid
Hugh M. Grant	$35,000	$10,000	$15,000	$30,000	$90,000
Patrick C. Haden	$35,000	$10,000	0	$31,000	$76,000
J. Christopher Lewis	$35,000	$10,000	$15,000	$20,000	$80,000
Richard H. Truly	$35,000	$10,000	0	$8,000	$53,000

Under our 2003 Outside Director Stock Option Plan, each of Messrs. Grant, Haden, Lewis, and Truly received an option to purchase 8,000 shares of our common stock on March 1, 2006. The exercise price of each option was $17.94 per share, the fair market value (closing price) of a share of our common stock on the date of grant. Each option vests and becomes exercisable in full on March 1, 2007 if the director has not ceased to be a director prior to such date. Shares underlying the options granted under the 2003 Outside Director Stock Option Plan vest immediately in full upon certain changes in our control or ownership or upon the optionee’s death, disability or retirement while a member of the Board. Although non-employee directors are eligible to participate in our 2005 Equity Incentive Plan, they will receive option grants under only the 2003 Outside Director Stock Option Plan until the termination of that plan.

Our directors receive no other compensation for their services on the Board.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors through our Secretary by writing to the following address: Board of Directors, c/o Secretary, Tetra Tech, Inc., 3475 East Foothill Boulevard, Pasadena, California 91107. Our Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Further, all directors are strongly encouraged to attend our annual meetings.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2
APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

We are requesting that stockholders vote in favor of amending the Tetra Tech, Inc. Employee Stock Purchase Plan (the “ESPP”), as approved by the Board of Directors on November 13, 2006, subject to stockholder approval. The amendment to the ESPP increases the maximum number of shares of common stock authorized for issuance over the term of the ESPP by 2,000,000 shares.

The ESPP offers eligible employees the opportunity to acquire a stock ownership interest in us through periodic payroll deductions that will be applied towards the purchase of our common stock at a discount (as described below) from the then current market price. The purpose of the amendment is to ensure that we will have a sufficient reserve of common stock available under the ESPP to provide eligible employees with the continuing opportunity to acquire a proprietary interest in us through participation in a payroll deduction-based employee stock purchase plan.

The ESPP was adopted by our Board on November 15, 1995 and approved by our stockholders in February 1996. To date, 2,373,290 shares (as adjusted for stock splits) have been authorized for issuance under the ESPP. As of December 1, 2006, employees had purchased 2,112,157 shares (as adjusted for stock splits) of our common stock under the ESPP since its inception. As of December 1, 2006, approximately 6,500 employees were eligible to participate in the ESPP, including 14 executive officers.

The following is a brief summary of the principal features of the ESPP. The summary is qualified by and subject to the full text of the ESPP, as proposed to be amended, which is attached to this proxy statement as Appendix A and incorporated by reference into this proxy statement.

Summary

The ESPP provides for the granting of purchase rights (“Purchase Rights”) to purchase common stock to our (and our subsidiaries’) employees and officers, including directors who are also employees or officers. Under the ESPP, shares of common stock are issued upon the exercise of Purchase Rights. The ESPP is administered by the Compensation Committee, which has the authority to prescribe rules and procedures relating to the ESPP, and to take all other actions necessary or appropriate for the administration of the ESPP.

The classes of employees who are eligible to participate in the ESPP are regular full-time employees and part-time employees who are regularly scheduled to work more than 20 hours per week.

Each Purchase Right lasts for a period of 52 weeks (“Purchase Right Period”). The current Purchase Right Period commenced on January 1, 2007. Prior to the beginning of each Purchase Right Period, employees may elect to contribute amounts to the ESPP during that Purchase Right Period to purchase common stock. Employees can only commence participation in the ESPP on the first day of a Purchase Right Period.

The maximum amount that an employee can contribute during a Purchase Right Period is $5,000, and the minimum contribution per payroll period is $25. The amount that an employee elects to contribute during a Purchase Right Period is fixed, and cannot be increased or decreased during the Purchase Right Period, although the employee may elect to stop contributing to the ESPP at any time. The amount that the employee elects to contribute is withdrawn from the employee’s salary in equal amounts over the entire Purchase Right Period.

Under the ESPP, the exercise price of a Purchase Right is the lesser of 100% of the fair market value of such shares on the first day of the Purchase Right Period or 85% of the fair market value on the last day of the Purchase Right Period. For this purpose, the fair market value of the common stock is its closing price as reported on The NASDAQ Global Select Market on the day in question. The employees’ contributions to the ESPP are automatically used to purchase common stock on the last day of the Purchase Right Period, unless they elect to withdraw from the ESPP prior to that date.

Employees whose employment is terminated for any reason forfeit their right to purchase common stock at the end of the Purchase Right Period, but receive a refund of all of their contributions. Employees who elect to suspend their contributions can elect either to withdraw their contributions or leave those amounts in the ESPP to be used to purchase common stock at the end of the Purchase Right Period. No interest is credited on any amounts contributed to the ESPP.

In the event we cease to be an independent publicly-owned corporation, or there is a sale or other disposition of all or substantially all of our assets, all Purchase Rights shall be automatically exercised immediately preceding such an event, with such date being treated as the end of the Purchase Right Period. If our outstanding shares of common stock are increased, decreased or exchanged for different securities, a proportionate adjustment will be made in the number, price and kind of shares subject to outstanding Purchase Rights.

Our Board may amend or terminate the ESPP at any time, except with respect to any outstanding Purchase Rights. Stockholder approval is only required for any amendment that changes the class of individuals who may participate or the aggregate number of shares to be granted under the ESPP. Further, the Board may suspend or recommence the ESPP following the end of any Purchase Right Period.

Federal Income Tax Consequences

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such an arrangement, no income will be taxable to a participant upon either the grant or the exercise of the Purchase Rights. Upon disposition of the shares issued under the ESPP, the participant will generally be subject to tax. The amount of the tax will depend upon the participant’s holding period. We are not entitled to a deduction for amounts taxed as capital gain to a participant. We may only deduct amounts reported as ordinary income by the participant that is attributable to a disqualifying disposition of shares (i.e., shares that are sold within two years after the grant of the Purchase Right or within one year after the purchase of such shares).

The foregoing summary of the effects of federal income taxation with respect to Purchase Rights granted and shares issued under the ESPP does not purport to be complete. Each participant is urged to consult with his or her personal tax advisor regarding the federal, state and local tax consequences of participating in the ESPP.

Plan Benefits

The table below shows, as to each of our executive officers named in the Summary Compensation Table of the Executive Compensation section of this proxy statement and the various indicated groups, the number of shares of common stock purchased under the ESPP during the 2006 fiscal year. All such purchases were made on June 1, 2006, as the Purchase Right Period extended from June 1, 2005 through May 31, 2006. For all participating employees, the purchase price was $12.07 per share, the closing price on the first day of the Purchase Right Period.

Name and Position	Number of Purchased Shares
Dan L. Batrack, Chief Executive Officer, Chief Operating Officer and Director	414
Sam W. Box, President	414
David W. King, Executive Vice President, Chief Financial Officer and Treasurer	0
Donald I. Rogers, Senior Vice President	414
Douglas G. Smith, Senior Vice President	0
All current executive officers as a group (14 persons)	2,881
All current directors other than executive officers as a group (4 persons)	0
All participating employees, including current officers who are not executive officers, as a group (1,104 persons)	192,969

New Plan Benefits

The benefits to be received by our executive officers, directors and employees as a result of the proposed amendment to the ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No Purchase Rights have been granted, and no shares of common stock have been issued, with respect to the 2,000,000 share increase for which stockholder approval is sought under this proposal.

The closing price of our common stock on the Nasdaq Global Select Market on December 29, 2006 was $18.09 per share.

Equity Compensation Plan Information

The following table provides information as of October 1, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans under which awards may be granted. All of our existing plans have been approved by our stockholders.

	A	B	C
Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options (1)	Outstanding Options	Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (2)	5,265,898	$17.05	3,293,030 (3)

(1)          Excludes purchase rights currently accruing under our Employee Stock Purchase Plan for the purchase right period that commenced on January 1, 2007 and ends on December 31, 2007.

(2)          Consists of the 2005 Equity Incentive Plan, the 2003 Outside Director Stock Option Plan and the Employee Stock Purchase Plan.

(3)          Includes shares available for future issuance under the Employee Stock Purchase Plan without regard to Proposal No. 2. As of October 1, 2006, an aggregate of 2,783,397 shares, 248,500 shares and 261,133 shares of common stock were available for issuance, respectively, under the 2005 Equity Incentive Plan, the 2003 Outside Director Stock Option Plan and the Employee Stock Purchase Plan.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the amendment of the Tetra Tech, Inc. Employee Stock Purchase Plan.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

PricewaterhouseCoopers LLP audited our consolidated financial statements since our 2004 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, and will have an opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal year ended October 1, 2006 and October 2, 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees	$3,306,443	$3,381,000
Audit-Related Fees	—	95,000
Tax Fees	106,587	79,561
All Other Fees	—	—
Total Fees	$3,413,030	$3,555,561

Audit Fees.   Fiscal 2006 and fiscal 2005 fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.   Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting, reporting and internal control standards.

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, mergers and acquisitions tax compliance, and tax advice on international and state tax matters.

All Other Fees.   Consists of fees for products and services other than the services reported above. There were no All Other Fees billed in fiscal 2005 or 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm, subject to limited discretionary authority granted to our chief executive officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2007 fiscal year.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us with respect to beneficial ownership of our common stock at December 1, 2006 by:

•       all those persons known by us to own beneficially more than 5% of our common stock;

•       each director and nominee;

•       each executive officer named in the “Summary Compensation Table” included in the “Executive Compensation” section of this proxy statement; and

•       all directors and executive officers as a group.

We know of no agreements among our stockholders that relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us. Unless otherwise stated, the business address of each of our directors, nominees and executive officers listed in the table below is c/o Tetra Tech, Inc., 3475 East Foothill Boulevard, Pasadena, California 91107.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)	Percentage Owned (2)
Tontine Partners, L.P. (3)	3,621,358	6.3%
Capital Research and Management Company (4)	3,164,400	5.5
SMALLCAP World Fund, Inc. (4)	2,974,500	5.2
T. Rowe Price Associates, Inc. (5)	2,888,650	5.0
Dan L. Batrack (6)	100,143	*
Sam W. Box (7)	97,081	*
Hugh M. Grant (8)	26,500	*
Patrick C. Haden (9)	51,330	*
David W. King (10)	86,249	*
J. Christopher Lewis (11)	99,898	*
Donald I. Rogers, Jr. (12)	27,566	*
Albert E. Smith (13)	74,945	*
Douglas G. Smith (14)	9,058	*
Richard H. Truly (15)	18,500	*
All directors and executive officers as a group (18 persons) (16)	1,108,662	1.9%

*                    Less than 1%

(1)          Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. This table is based upon information supplied by our officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares beneficially owned by each person or group as of December 1, 2006 includes shares of common stock that such person or group had the right to acquire on or within 60 days after December 1, 2006, including, but not limited to, upon the exercise of options.

(2)          For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 57,732,712 shares of common stock outstanding on December 1, 2006 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of December 1, 2006, including, but not limited to, upon the exercise of options.

(3)          All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G/A, dated as of February 10, 2006, jointly filed by Tontine Partners, L.P., Tontine Capital Partners, L.P., Tontine Management, L.L.C., Tontine Capital Management, L.L.C., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell. The address of these entities and individual is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(4)          All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G, dated as of February 6, 2006, jointly filed by Capital Research and Management Company and SMALLCAP World Fund, Inc. The address of these entities is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(5)          All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13G/A, dated as of February 14, 2006, filed by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(6)          Includes options to purchase 98,893 shares.

(7)          Includes options to purchase 75,832 shares.

(8)          Consists of options to purchase 26,500 shares. The business address of Mr. Grant is 445 S. Figueroa Street, Suite 2600, Los Angeles, California 90071.

(9)          Includes options to purchase 49,380 shares. The business address of Mr. Haden is c/o Riordan, Lewis & Haden, 10900 Wilshire Boulevard, Suite 850, Los Angeles, California 90024.

(10)   Consists of options to purchase 86,249 shares.

(11)   Includes options to purchase 61,300 shares. The business address of Mr. Lewis is c/o Riordan, Lewis & Haden, 10900 Wilshire Boulevard, Suite 850, Los Angeles, California 90024.

(12)   Includes options to purchase 26,317 shares.

(13)   Includes options to purchase 71,945 shares.

(14) Includes options to purchase 4,958 shares.

(15) Consists of options to purchase 18,500 shares.

(16) Includes options to purchase 977,214 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms they file. Based solely on our review of these forms and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2006, other than a late filing by Michael Bieber with respect to certain option exercises and same-day sales of the underlying shares due to administrative error.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee’s basic responsibility is to review the performance and development of the Company’s management in achieving corporate goals and objectives and to assure that its senior executives are compensated effectively in a manner consistent with the Company’s strategy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees, reviews and administers all of the Company’s executive compensation and equity plans and programs.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for the Company’s executive officers should be designed to attract, motivate and retain talented executives responsible for the Company’s success, and should be determined within a framework based on the achievement of designated financial targets, individual contribution and financial performance relative to that of the Company’s competitors. Within this overall philosophy, the Compensation Committee’s objectives are to:

•       Align the interests of executive officers with those of the stockholders;

•       Attract, motive, reward and retain top level executives upon whom, in large part, the success of the Company depends;

•       Be competitive with compensation programs for companies of similar size and complexity with whom the Company competes for executive talent, including direct competitors;

•       Provide compensation based upon the short-term and long-term performance of both the individual executive and the Company; and

•       Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified corporate and individual goals.

Compensation Components and Process

In fiscal 2006, the Compensation Committee adopted the Company’s Executive Compensation Policy (the “Policy”), which provides that the primary components of the Company’s executive officer compensation are: (i) base salary, (ii) annual performance bonuses, and (iii) long-term incentive compensation. Under the Policy, the Compensation Committee:

•       Evaluates the performance of the Chairman and the Chief Executive Officer (“CEO”), and establishes the compensation of the Chairman and the CEO;

•       Establishes the compensation of all other executive officers of the Company based, in part, on the CEO’s recommendation; and

•       Determines the extent to which performance goals have been attained before payment of annual performance bonuses.

In determining compensation levels, the Compensation Committee considers compensation data, including trend data, provided by several independent consulting firms based on nationally recognized surveys, including companies identified as peer companies. Certain of the peer companies are listed in the Self-Constructed Peer Group, which is included in the Stock Performance Graph for this Proxy Statement.

In reviewing the trend data, the positions of the Company’s CEO and other executive officers were compared with those of their counterparts at the peer companies. Further, the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the peer companies concerning long-term, equity-based incentive awards were reviewed.

Base Salary.   The base salary for each executive officer is reviewed to assess internal equity and external competitiveness. Salaries are reviewed to determine whether the base compensation is within a reasonable range of executive pay levels at other companies that potentially compete with the Company for business and executive talent. Consideration is given to individual performance, experience and time in the position, initiative, contribution to overall corporate performance, and salaries paid to other executives in the Company. For executive officers other than the CEO, the CEO reviews their performance and, in consultation with the Chairman, makes specific recommendations to the Compensation Committee concerning their compensation.

In December 2006 (fiscal 2007), the Compensation Committee set new base salaries for the Named Executive Officers (as named in the following Summary Compensation Table) as follows:  Sam W. Box, $445,000; David W. King, $390,000; Donald J. Rogers, Jr., $325,000; and Douglas G. Smith, $290,000. Their percentage increases were 4.7%, 4.0%, 3.1% and 5.4%, respectively.

Annual Performance Bonus.   This component is intended to promote the interests of the Company by providing both an incentive and a financial reward for key employees who contribute most to the operating results and growth of the Company. Each year the Company identifies a target amount of incentive compensation for each executive officer. This target is expressed as a percentage of base salary.

Bonuses are paid based upon meeting pre-determined performance criteria established by the Committee. These criteria fall into two categories:  (1) overall corporate performance, designated the Corporate Performance Factor (CPF), based on assessment of how the overall Company did in achieving its key objectives; and (2) individual contribution, designated the Individual Factor (IF), based on individual performance. The CPF, determined by the Compensation Committee, has a range of 0 to 1.4 with a target of 1.0 based on achievement of key objectives. The CPF for the Company’s business group executives is determined by the CEO based on the contribution of the specific group to the Company. The IF has a range of 0 to 1.2 with a target of 1.0 for expected contribution level. The IF is recommended by the CEO and approved by the Compensation Committee with the exception of the Chairman, CEO and Chief Financial Officer (“CFO”) positions. The IF for the Chairman is determined by the Compensation Committee. The IF for the CEO is recommended by the Chairman and determined by the Compensation Committee. The IF for the CFO is recommended by the CEO and determined jointly by the Audit Committee and Compensation Committee, giving strong consideration to the Audit Committee’s assessment of the strength of the Company’s internal financial controls and the accuracy and appropriateness of its financial reporting.

Target bonus amounts as a percentage of base salary are as follows:

Position	Percentage (%)
Chairman	100
CEO/COO	75
President	55
Chief Financial Officer	55
Other Executive Officers	40

Each Officer is eligible to receive an annual bonus in the range of 0% to 168% of target, i.e., CPF (1.4) × IF (1.2) = 1.68 (168%) × target. The following table sets forth the minimum/maximum of base salary:

Position	Target Percentage (%)	Minimum (%)	Maximum (%)
Chairman	100	0	168
CEO/COO	75	0	126
President	55	0	92.4
Chief Financial Officer	55	0	92.4
Other Executive Officers	40	0	67.2

The Compensation Committee reserves the right to “zero” the CPF if results are significantly below expected targets or a manageable event negatively and severely impacts stockholder value. The minimum performance threshold is .6; achievement of less than 60% in either the CPF or IF will result in the elimination of the bonus paid. Notwithstanding the above, the Compensation Committee, in consultation with the Chairman and the CEO, reserves the discretion to adjust specific performance bonus amounts when deemed to be in the interests of the stockholders. Bonus payments are made by December 15 of each year, based upon performance in the recently concluded fiscal year.

For fiscal 2006, performance bonuses awarded pursuant to the Policy to the Named Executive Officers were as follows:  Sam W. Box, $266,000; David W. King, $260,000; Donald I. Rogers, Jr., $182,000; and Douglas G. Smith, $110,000. Mr. Smith also received a signing bonus in the amount of $75,000 when he joined the Company in November 2005.

Long-Term Incentive Compensation.   Long-term incentive awards are designed to:

•       Reward financial performance and encourage recipients to achieve long term sustained growth of stockholder value. The long-term incentive compensation program encourages executives to maintain a long-term financial perspective by linking a substantial portion of their compensation to stockholder returns and the Company’s long-term financial success;

•       Aid in the retention of key executives;

•       Balance the effect of market dynamics on equity compensation;

•       Take into consideration the effect of FASB 123 on Company performance; and

•       Foster executive officer stock ownership.

Long-term incentives are generally provided in the form of equity compensation, such as stock options, restricted stock and/or other equity related programs. However, the Compensation Committee reserves the right to utilize deferred cash incentives if beneficial to the interests of the Company and its stockholders. Long-term incentive awards may have certain restrictions, such as mandatory vesting periods which encourage participating executives to continue in the Company’s employ and thereby act as a retention incentive.

In March 2006, the Compensation Committee granted nonqualified stock options and awarded restricted stock to the Company’s executive officers under the 2005 Equity Incentive Plan following stockholder approval of this plan at the 2006 Annual Meeting. The Compensation Committee granted the following nonqualified stock options to the Named Executive Officers:  Sam W. Box, 20,000 shares; David W. King, 40,000 shares; and Donald I. Rogers, Jr., 20,000 shares. Douglas G. Smith received a grant of 17,000 nonqualified stock options when he joined the Company in November 2005. Further, 20,000 shares of restricted stock were awarded to Mr. Box in March 2006 for retention purposes.

With respect to stock options, each grant allows the executive officer to acquire shares of the Company’s common stock at a fixed price per share (the closing price on the grant date). The option grants, which vest in equal annual installments over four years provided that the employee remains employed by the Company, will provide a return only if the Company’s common stock appreciates over the option term. With respect to restricted stock, the awards generally vest in equal annual installments over a three-year period. Vesting is typically performance-based, based on “GAAP EPS” growth, as defined in the Policy. Restricted stock may also be issued with time-based vesting provisions, over a three-year period, for retention purposes.

In December 2006, as part of the normal annual grant cycle, the Compensation Committee awarded the following nonqualified stock options and restricted stock to the Named Executive Officers:

Name	Stock Options	Restricted Stock
Sam W. Box	27,500	5,000
David W. King	27,500	5,000
Donald I. Rogers, Jr.	15,000	3,000
Douglas G. Smith	15,000	3,000

In accordance with the Policy, the mix of awards was approximately 2/3 stock options and 1/3 restricted stock. Each share of restricted stock was considered equivalent to 2.5 stock options.

CEO Compensation.   During fiscal year 2006 (commencing with his election as CEO in November 2005), Mr. Batrack’s base salary was $450,000. In December 2006, the Compensation Committee increased Mr. Batrack’s base salary  by 11% to $500,000 based on the factors set forth above. For fiscal year 2006, Mr. Batrack’s annual bonus of $485,000 was determined in accordance with the Policy. The Compensation Committee considers these amounts appropriate in light of Mr. Batrack’s role in helping the Company execute its business plan to grow and improve its profitability during the fiscal year.

In March 2006, the Compensation Committee granted Mr. Batrack a nonqualified stock option to purchase up to 60,000 shares of the Company’s common stock. The option grant places a significant portion of Mr. Batrack’s total compensation at risk, since the option grant delivers a return only if the Company’s common stock appreciates over the option term. The Compensation Committee considers this option grant competitive and appropriate for the following reasons: the option grant is comparable to equity grants provided to chief executive officers of similarly situated peer companies; and the vesting provisions are designed to retain the services of Mr. Batrack in some capacity for an extended duration.

In December 2006, as part of the normal annual grant cycle, the Compensation Committee awarded to Mr. Batrack (i) 40,000 nonqualified stock options that vest in equal annual installments over four years provided that Mr. Batrack remains employed by the Company, (ii) 10,000 shares of restricted stock that vest in equal annual installments over three years, based on the Company’s performance and Mr. Batrack’s continued employment, and (iii) 50,000 shares of restricted stock for retention purposes that vest as to 10,000, 20,000 and 20,000 shares on December 5, 2007, 2008 and 2009, respectively.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. The Company’s 2005 Equity Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants and stock appreciation rights made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The 2005 Equity

Incentive Plan is also designed so that the Compensation Committee would have the discretion to grant awards other than stock options that qualify as “performance-based” compensation under Section 162(m). While the variable cash performance awards discussed above are based on Company and individual performance, they are not considered “performance-based” under the technical Section 162(m) definition. However, compensation that is not considered “performance-based” was less than $1 million for each executive officer during the 2006 fiscal year. The Compensation Committee has decided that it is not appropriate at this time to limit the Company’s alternatives in designing the cash compensation packages payable to the Company’s executive officers.

Summary and Concluding Remarks

The Committee believes that executive compensation should be linked to the creation of stockholder value. The Company’s executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company’s common stock. The Committee recognizes, however, that while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying investors’ attitudes toward the stock market in general, and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the program, consisting of salary and annual bonus, emphasize individual performance and the realization of business objectives, which are independent of short-range fluctuations in the stock price.

Submitted by the Compensation Committee
J. Christopher Lewis, Chairperson
Hugh M. Grant
Patrick C. Haden
Richard H. Truly

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2006 fiscal year were J. Christopher Lewis, Hugh M. Grant, Patrick C. Haden and Richard H. Truly. No member of this committee was at any time during the 2006 fiscal year an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2006 fiscal year.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table presents information about our executive officers at January 1, 2007.

Name	Age	Position
Albert E. Smith	57	Chairman
Dan L. Batrack	48	Chief Executive Officer and Chief Operating Officer
Sam W. Box	61	President
David W. King	50	Executive Vice President, Chief Financial Officer and Treasurer
Richard A. Lemmon	47	Senior Vice President, Corporate Administration
Mark A. Walsh	46	Senior Vice President and President of the Technical Environmental Services Group
William R. Brownlie	53	Senior Vice President and President of the Environmental Engineering and Consulting Group
Donald I. Rogers, Jr.	62	Senior Vice President and President of the Remediation and Construction Group
Douglas G. Smith	57	Senior Vice President and President of the Infrastructure Group
Patrick D. Haun	46	Senior Vice President and President of the Systems Support and Security Group
Janis B. Salin	53	Vice President, General Counsel and Secretary
Craig L. Christensen	53	Vice President, Chief Information Officer
Steven M. Burdick	42	Vice President, Corporate Controller
Michael A. Bieber	38	Vice President, Business and Corporate Development

Our executive officers are elected by and serve at the discretion of our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Albert E. Smith and Dan L. Batrack. For information concerning Mr. Smith and Mr. Batrack, see “Proposal No. 1—Election of Directors.”

Mr. Box joined us in March 2003 through our acquisition of the assets of Foster Wheeler Environmental Corporation (FWEC), and was named President in October 2004. As President, he is responsible for our project management process. Mr. Box has over 35 years of experience in engineering, construction and environmental services. He served as Chairman, President and Chief Executive Officer of FWEC from October 1994 to March 2003. He joined Foster Wheeler Ltd., the parent of FWEC, in 1993. Previously, Mr. Box was with Morrison Knudsen Corporation (now Washington Group International) for 17 years, where he headed the environmental division and held several other executive management positions. Mr. Box holds a B.S. degree in Civil Engineering from the University of California.

Mr. King joined us in November 2002 as Executive Vice President of Finance. He was named Chief Financial Officer and Treasurer in January 2003. Previously, Mr. King served as the Vice President of Finance and Operations at Walt Disney Imagineering in Los Angeles. From 1996 to 1999, he was the Vice President and Chief Financial Officer of the Asia Pacific region for Bechtel Group, Inc., based in Hong Kong. Prior to his position at Bechtel, Mr. King had a decade of professional experience with Price Waterhouse in Seattle, Los Angeles and Hong Kong, specializing in international transactions. Mr. King holds a B.A. degree in Business Administration from the University of Washington and is a Certified Public Accountant.

Mr. Lemmon joined our predecessor in 1981 in a technical capacity, and became a member of its corporate staff in a management position in 1985. In 1988, at the time of our predecessor’s divestiture from Honeywell Inc., Mr. Lemmon structured and managed many of our corporate functions. In 1990, he was promoted to Director of Administration. Mr. Lemmon was elected a Vice President in November 1995. He serves as our Risk Manager and is also responsible for Human Resources and facilities.

Mr. Walsh was named President of the Technical Environmental Services Group on December 1, 2005, and was named Senior Vice President in November 2002. He joined us in 1995 through the acquisition of our Tetra Tech EM Inc. (EMI) subsidiary and currently serves as the President of both EMI and our Tetra Tech NUS, Inc. subsidiary. From 1985 to 1987, Mr. Walsh served as an environmental consultant to government agencies with Booz, Allen and Hamilton, Inc. He has more than 20 years of broad business development and contract management expertise with commercial clients and many government agencies, including the U.S. Department of Defense, U.S. Environmental Protection Agency, U.S. Department of Energy, and numerous state and local agencies. Mr. Walsh holds a B.S. degree in Environmental Resource Management and a Master’s degree in Public Administration from Pennsylvania State University.

Dr. Brownlie was named Senior Vice President and President of the Environmental Engineering and Consulting Group on December 1, 2005. He joined our predecessor in 1981 and was named a Senior Vice President in December 1993. He has been a Vice President since 1988. For the past year, Dr. Brownlie managed one of our water consulting business units. Previously Dr. Brownlie managed various business units and programs focusing on water resources and environmental services, including work with the U.S. Army Corps of Engineers, the U.S. Air Force, the U.S. Department of the Interior’s Bureau of Reclamation, and the U.S. Department of Energy. Dr. Brownlie is a registered Professional Engineer and has a strong technical background in water resources. He holds B.S. and M.S. degrees in Civil Engineering from the State University of New York at Buffalo and a Ph.D. in Civil Engineering from the California Institute of Technology.

Mr. Rogers was named Senior Vice President and President of the Remediation and Construction Group on December 1, 2005. He joined us in March 2003 in connection with our acquisition of FWEC, which is currently known as Tetra Tech EC, Inc. (ECI). Mr. Rogers joined ECI in December 1992 and currently serves as its President. He has more than 32 years of experience in engineering and construction, including management responsibility for divisions performing environmental restoration and hazardous waste site remediation programs in 40 states and international locations. Mr. Rogers was previously Vice President of Enserch Development Corporation and Vice President of Ebasco Constructors. He earned a B.A. in Economics from the University of Bridgeport, an M.A. in Economics from the New School for Social Research, and an Advanced Executive M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Mr. Smith was named Senior Vice President and President of the Infrastructure Group on November 23, 2005. He has nearly 35 years of infrastructure industry experience focused on water infrastructure engineering. Mr. Smith joined us from MWH Global, Inc., where he was Senior Vice President of Strategic Planning. He spent the previous 24 years, from 1980 to 2004, at Black & Veatch, where he was promoted to President of the Europe Water Division. While at Black & Veatch, Mr. Smith focused on large program business development and acquisition integration. From 1976 to 1979, Mr. Smith was an adjunct professor Civil Engineering at the University of Colorado, Boulder, and director of Public Utilities for the City of Boulder. Mr. Smith holds a B.S. in Engineering from Kansas State University, an M.S. in Civil Engineering from the University of Colorado, and a J.D. from the University of Denver.

Mr. Haun was named Senior Vice President and President of the Systems Support and Security Group on December 1, 2005. He joined us in August 2003 in connection with the acquisition of our Engineering Management Concepts, Inc. (EMC) subsidiary, and currently serves as President of EMC.

Mr. Haun joined EMC in 1985 and has supported major federal clients including the U.S. Navy and other branches of the U.S. Department of Defense. He has managed groups that provide engineering and program management support in the areas of computer system design, analysis and integration; systems engineering and logistics; modeling and simulation; and weapons test range support. Mr. Haun formerly worked for Gearhart Industries. He earned a B.S. in Electrical Engineering from Iowa State University.

Ms. Salin joined us in February 2002 and was named Vice President and General Counsel in November 2002. She was elected Secretary in November 2003. For the prior 17 years, Ms. Salin was a Principal with the law firm of Riordan & McKinzie (which merged into Bingham McCutchen LLP in July 2003), and served as Managing Principal of that firm from 1990 to 1992. She served as our outside counsel from the time of our formation in 1988. Ms. Salin holds B.A. and J.D. degrees from the University of California at Los Angeles.

Mr. Christensen joined us in 1998 through the acquisition of our Tetra Tech NUS, Inc. subsidiary, and was named Vice President and Controller in November 2002. On December 28, 2006, Mr. Christensen assumed the role of Chief Information Officer, and he is currently responsible for our information technology systems and the implementation of our enterprise resource planning (ERP) system and shared service organization. Previously, Mr. Christensen held positions at the NUS, Brown and Root Services, and Landmark Graphics subsidiaries of Halliburton Company where his responsibilities included contracts administration, finance and system development. Prior to his service at Halliburton, Mr. Christensen held positions at Burroughs Corporation and Apple Computer. Mr. Christensen holds B.A. and M.B.A. degrees from Brigham Young University.

Mr. Burdick was named Vice President and Corporate Controller in January 2004. He joined us in April 2003 as Vice President, Management Audit. Previously, Mr. Burdick served as the Executive Vice President and Chief Financial Officer for Aura Systems, Inc. From 2000 through 2002 he was the Chief Financial Officer for TRW Ventures. Prior to this, Mr. Burdick held the position of Senior Manager with Ernst & Young LLP in Los Angeles since 1986. Mr. Burdick holds a B.A. degree in Business Administration from Santa Clara University and is a Certified Public Accountant.

Mr. Bieber joined us in 1996, and was named Vice President, Business and Corporate Development in November 2005. He is responsible for business development, acquisitions, investor relations and strategic planning. He was previously Vice President, Investor Relations and Corporate Development. From 1996 to 2000 he was a proposal manager in our corporate marketing group. From 1994 to 1996 he served as a strategic business development consultant to large defense, infrastructure and environmental firms at CRC, Inc. and its successor. Prior to that he worked for IT Corporation (now The Shaw Group, Inc.), where he served as project manager and engineer on government nuclear and petrochemical project. Mr. Bieber holds a B.S. degree in Civil Engineering from the Tennessee Technological University.

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned for each of the last three fiscal years by the following persons:

•       our chief executive officer (“CEO”); and

•       our four most highly compensated executive officers other than our chief executive officer at October 1, 2006 (“Named Executive Officers”).

Compensation is presented only for years in which each person was an executive officer. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for our 2006 fiscal year has been excluded by reason of his or her termination of employment or change in executive officer status during that fiscal year.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Other Annual Compensation ($) (2)	Securities Underlying Options (#)	Restricted Stock Award(s) ($)		All Other Compensation ($) (3)
Dan L. Batrack (4)	2006	436,154	485,000		5,400	60,000	0		134,164
Chief Executive Officer	2005	332,769	150,000		5,400	45,000	0		8,204
and Chief Operating	2004	230,769	250,000		5,400	30,000	0		10,369
Officer
Sam W. Box (5)	2006	413,468	266,000		5,850	20,000	95,000	(6)	102,725
President	2005	380,468	150,000		5,850	45,000	0		66,783
	2004	301,670	270,000		0	15,000	0		4,120
David W. King	2006	369,231	260,000		5,400	40,000	0		12,600
Executive Vice President,	2005	339,654	130,000		5,400	42,500	0		8,822
Chief Financial Officer	2004	283,846	150,000		5,400	25,000	0		13,677
and Treasurer
Donald I. Rogers, Jr. (7)	2006	312,828	182,000		7,800	20,000	0		12,600
Senior Vice President
and President of the Remediation and
Construction Group
Douglas G. Smith (8)	2006	222,115	18 5,000	(9)	4,500	17,000	0		11,996
Senior Vice President
and President of the
Infrastructure Group

(1)             Represents cash bonuses earned for the indicated fiscal years.

(2)             Consists of automobile allowances.

(3)             Represents the employer contribution made on behalf of each of these officers to our qualified retirement plan. In addition, for Messrs. Batrack and Box, includes relocation compensation of $123,687 and $90,125 in fiscal 2006, respectively.

(4)             Mr. Batrack was named Chief Executive Officer on November 14, 2005.

(5)             Mr. Box was named President on October 5, 2004.

(6)             On March 6, 2006, Mr. Box received a restricted stock award of 20,000 shares, vesting in equal annual installments over a three-year period, for retention purposes.

(7)             Mr. Rogers was named Senior Vice President on December 1, 2005.

(8)             Mr. Smith was named Senior Vice President on November 23, 2005.

(9)             Of this amount, $75,000 was paid as a signing bonus at the time of Mr. Smith’s hire.

Stock Options

The following table sets forth information concerning options granted to the CEO and each of the Named Executive Officers during fiscal 2006:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Value of Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options			Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options	Employees in	Price	Expiration	Option Term (3)
Name	Granted (1)	Fiscal Year	($/Share) (2)	Date	5% ($)	10% ($)
Dan L. Batrack	60,000	6.5	18.07	3/6/14	517,657	1,239,879
Sam W. Box	20,000	2.2	18.07	3/6/14	172,552	413,293
David W. King	40,000	4.3	18.07	3/6/14	345,105	826,586
Donald I. Rogers, Jr.	20,000	2.2	18.07	3/6/14	172,552	413,293
Douglas G. Smith	17,000	1.8	15.99	11/23/15	170,952	433,227

(1)          All options are nonqualified stock options granted under our 2005 Equity Incentive Plan. As to Messrs. Batrack, Box, King and Rogers, the options will become exercisable as to 25% of the shares on each of the first four anniversaries following the grant date of March 6, 2006. As to Mr. Smith, the option became exercisable as to 25% of the shares on November 23, 2006, the first anniversary of the grant date, and the balance becomes exercisable in 36 equal monthly installments following such anniversary date. All of the options will immediately become exercisable for all shares in the event we are acquired in a merger or asset sale, unless the options are assumed by the acquiring entity.

(2)          The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(3)          Potential realizable value is determined by multiplying the exercise price per share by the stated annual appreciation rate compounded annually for the term of the option (8 years for Messrs. Batrack, Box, King and Rogers, and 10 years for Mr. Smith), subtracting the exercise price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There is no assurance provided to any executive officer or any other holder of our securities that the potential realizable values shown in this table will be realized.

The following table sets forth information concerning the aggregate number of options exercised by, and year-end option values for, the CEO and each of the Named Executive Officers during fiscal 2006:

OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Number of Shares		October 1, 2006	October 1, 2006
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized($) (1)	Unexercisable (#)	Unexercisable ($) (2)
Dan L. Batrack	0	0	93,705/87,689	172,769/49,571
Sam W. Box	0	0	68,749/51,251	183,510/64,639
David W. King	0	0	81,875/65,625	400,167/48,308
Donald I. Rogers, Jr.	0	0	24,124/26,176	80,752/16,917
Douglas G. Smith	0	0	0/17,000	0/24,310

(1)          Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the NASDAQ Global Select Market and multiplying the remainder by the number of shares of common stock acquired on exercise.

(2)          Year end value is determined by subtracting the exercise price from the fair market value of $17.42 per share (the closing price for our common stock as reported by the NASDAQ Global Select Market on September 29, 2006, the last trading day of fiscal 2006) and multiplying the remainder by the number of underlying shares of common stock. These values have not been, and may never be, realized. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year.

Benefits

We provide benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Other Executives	Full-Time Employees
401(k) Plan	X	X	X
Medical/Dental/Vision Plans	X	X	X
Life and Disability Insurance	X	X	X
Employee Stock Purchase Plan	X	X	X
2005 Equity Incentive Plan	X	X	X
Deferred Compensation Plan (1)	X	X

(1)          In fiscal 2007, our Compensation Committee approved the adoption of a Non-Qualified Deferred Compensation Plan that allows executive officers and certain management-level employees to defer receipt of certain salary and cash bonus payments on a pre-tax basis.

We believe that perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given them nominal perquisites. Our Compensation Committee approved the following supplemental benefits for our executive officers effective October 2, 2006:

Type of Perquisite	Benefit
Vehicle Allowance	$900 per month
Estate/Financial Planning Allowance	Up to $4,000 per year for family and estate planning, and annual tax planning and preparation.
Memberships	Up to $6,000 per year for club memberships such as travel, fitness and dinner. Only our CEO is entitled to a Company-paid country club membership.
Annual Physical	Up to $1,000 per year for expenses not reimbursed by our Company medical plan.
Business Travel	An upgrade may be purchased for any flight in excess of three hours.

Employment Contracts, Termination of Employment and Change in Control Agreements

Except as set forth below, none of our executive officers have employment or severance agreements with us, and their employment could be terminated at any time at the discretion of the Board of Directors.

In August 2005, we entered into a letter agreement with Albert E. Smith, our current Chairman, which set forth the terms of his employment. Under this agreement, Mr. Smith receives an annual base salary of $200,000 per year. In addition, he is eligible for a bonus of up to $320,000 under the Executive Compensation Policy, based on performance metrics. Mr. Smith may elect to receive the bonus in the form of cash or equivalent value restricted stock or stock options. Further, he received a stock option under the 2005 Equity Incentive Plan to purchase up to 166,667 shares of common stock at an exercise price of $16.88. The option became exercisable as to 50,000 shares on September 1, 2006, and the balance of 116,667 shares becomes exercisable in 24 equal monthly installments commencing on October 1, 2006. Mr. Smith’s employment is at-will, and can be terminated by Mr. Smith or by us at any time, with or without cause. If we terminate Mr. Smith’s employment without “cause,” he will receive one year of base salary plus a pro rated bonus earned during the fiscal year of termination. These amounts will be paid over the course of one year. However, these payments will cease if Mr. Smith (i) becomes employed or otherwise affiliated with a business engaged in any industry in which we operate, (ii) makes an unauthorized disclosure of our confidential information or (iii) disparages us in public. On December 5, 2006, the Compensation Committee awarded Mr. Smith a cash bonus of $200,000. In addition, Mr. Smith was awarded 20,000 shares of restricted stock that vest (i) as to 10,000 shares on December 5, 2007 and 5,000 shares on March 1, 2008 if he continues to serve as Chairman on those respective dates, and (ii) as to 5,000 shares on December 5, 2009 if he continues to serve as a director on that date.

In the event of a merger, share exchange or reorganization in which we do not survive, or we survive as a subsidiary of another corporation, our 2005 Equity Incentive Plan and 1992 Incentive Stock Plan provide that each option either must be assumed, or substitute options granted, by the successor entity. In the event that the options are not assumed, or substitute options are not granted, each outstanding option will fully vest and be exercisable as to all shares purchasable thereunder, including shares that would not otherwise be vested or exercisable.

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of our cumulative total returns with those of the NASDAQ Composite—Total Returns Index and our self-constructed Peer Group Index (as defined below). The graph assumes that the value of an investment in our common stock and in each such index was $100 on October 1, 2000, and that all dividends have been reinvested. No cash dividends have been declared on shares of our common stock. Our self-constructed Peer Group Index includes the following companies: CACI International, Inc., Jacobs Engineering Group Inc., Stantec, Inc., TRC Companies, Inc. and URS Corporation. We believe that the companies included in the Peer Group Index are among our primary competitors.

The comparison in the graph below is based on historical data and is not intended to forecast the possible future performance of our common stock.

Comparison of Cumulative Total Return Among
Tetra Tech, NASDAQ Composite—Total Returns,
and Tetra Tech’s Self-Constructed Peer Group

The information contained in the Stock Performance Graph section shall not be deemed to be “soliciting material” of “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing the Company’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.

The Audit Committee has reviewed with PricewaterhouseCoopers LLP, who, as the Company’s independent registered public accounting firm, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, PricewaterhouseCoopers LLP’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plan for their respective audits. The Audit Committee meets regularly with the internal auditors and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the context of the foregoing, the Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended October 1, 2006 with management. In connection with that review, management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also reviewed management’s report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of October 1, 2006. The Audit Committee also has reviewed with PricewaterhouseCoopers LLP its attestation report on management’s assertions.

The Audit Committee has discussed the consolidated financial statements with PricewaterhouseCoopers LLP and it has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with PricewaterhouseCoopers LLP the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by PricewaterhouseCoopers LLP. In reliance upon the foregoing, the Audit Committee has determined that PricewaterhouseCoopers LLP are independent auditors with respect to the Company within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3600T of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 1, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Hugh M. Grant, Chairperson
Patrick C. Haden
J. Christopher Lewis

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in our proxy materials relating to our 2008 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received no later than September 21, 2007. Such proposals should be delivered to Tetra Tech, Inc., Attn:  Secretary, 3475 East Foothill Boulevard, Pasadena, California  91107, with a copy to Tetra Tech, Inc., Attn:  General Counsel at the same address.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of Tetra Tech, Inc. not less than 60 nor more than 90 days prior to the anniversary of the date on which we mailed our proxy materials for our immediately preceding annual meeting of stockholders (as specified in our proxy materials for our immediately preceding annual meeting of stockholders). To be timely for the 2008 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary at our principal executive offices on or between October 21, 2007 and November 20, 2007. However, in the event that the annual meeting is called for a date that is not within 30 days of the anniversary of the date on which the immediately preceding annual meeting of stockholders was called, to be timely, notice by the stockholder must be so received not later than the close of business on the tenth day following the date on which public announcement of the date of the annual meeting is first made. The public announcement of an adjournment of an annual meeting of stockholders will not commence a new time period for the giving of a stockholder’s notice as provided above. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our bylaws.

The proxy solicited by the Board for the 2008 Annual Meeting of Stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which we have not been provided with notice on or prior to November 20, 2007 and (ii) on any proposal made in accordance with the bylaw provisions, if the related proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

ANNUAL REPORT AND FORM 10-K

A copy of our 2006 annual report, which includes our audited financial statements for fiscal 2006, is being mailed to each stockholder of record together with this proxy statement. Our annual report on Form 10-K provides more detailed information about us and our operations, supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. WE WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 1, 2006, TOGETHER WITH ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K. REQUESTS SHOULD BE SENT TO:  INVESTOR RELATIONS, TETRA TECH, INC., 3475 EAST FOOTHILL BOULEVARD, PASADENA, CALIFORNIA 91107. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.TETRATECH.COM.

OTHER MATTERS

Our Board of Directors knows of no other matters to be presented for stockholder action at the 2007 annual meeting. However, if other matters properly come before the meeting or any adjournments or postponements thereof, the Board intends that the persons named as proxies in the proxy will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Janis B. Salin Vice President, General Counsel and Secretary
Pasadena, California January 19, 2007

Appendix A

Tetra Tech, Inc.
Employee Stock Purchase Plan
(As amended through November 13, 2006)

Article 1
Purpose and Effective Date

The purpose of the Plan is to provide employment incentives for, and to encourage stock ownership by, Employees of Tetra Tech, Inc. or any Subsidiary that maintains the Plan in order to increase their proprietary interest in the success of the Company.

The original effective date of the Plan was February 8, 1996.

Article 2
Definitions

Whenever capitalized in the text, the following terms shall have the meanings set forth below.

2.1        “Account” shall mean the account established pursuant to Section 3.5 below to hold a Participant’s contributions to the Plan.

2.2        “Board” shall mean the Board of Directors of Tetra Tech, Inc.

2.3        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.4        “Committee” shall mean the Board of Tetra Tech, Inc. or a committee designated by the Board to administer the Plan. The Board may appoint and remove members of the Committee at any time.

2.5        “Common Stock” shall mean the common stock of Tetra Tech, Inc.

2.6        “Company” shall mean Tetra Tech, Inc., a Delaware corporation, as well as any Subsidiary whose employees participate in the Plan with the consent of the Board.

2.7        “Continuous Employment” shall mean uninterrupted employment with the Company. Employment shall not be considered interrupted because of:

(a)        Transfers of employment between the Company and a Subsidiary (or vice versa);

(b)        Transfers of employment between a Subsidiary and another Subsidiary; or

(c)        Except as otherwise provided in Section 2.11, any Leave of Absence.

2.8        “Employee” shall mean any person employed by the Company or any Subsidiary. This term does not include members of the Board unless the Company employs them in a position in addition to their duties as directors.

2.9        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.10     “Fair Market Value” shall be determined in accordance with the following rules.

(a)        If the Common Stock is admitted to trading or listed on a national securities exchange, including but not limited to The NASDAQ Stock Market LLC, Fair Market Value shall be the last reported sale price regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

(b)        If not admitted to trading or listed on any national securities exchange, Fair Market Value shall be the closing bid and ask prices on that day as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

If the markets were closed on the day in question, Fair Market Value shall be determined as of the last preceding day on which they were open. In such an event, the consideration paid for the Common Stock in the transaction shall be deemed to be the Fair Market Value of the Common Stock on that date for purposes of Section 3.4(b)(ii) above.

2.11     “Leave of Absence” shall mean an unpaid leave of absence taken in accordance with the Company’s leave of absence policy. A Participant will not be considered to have incurred a break in Continuous Employment because of a Leave of Absence that does not exceed ninety (90) days. If the Leave of Absence exceeds ninety (90) days, the Participant will be deemed to have incurred a break in Continuous Employment on the ninety-first (91st) day, unless statute or contract guarantees the Participant’s rights to reemployment.

2.12     “Participant” shall mean an Employee who has been granted a Purchase Right under the Plan.

2.13     “Plan” shall mean the Tetra Tech, Inc. Employee Stock Purchase Plan.

2.14     “Purchase Right” shall mean a stock option granted pursuant to the Plan.

2.15     “Purchase Right Period” shall mean the period that begins on the first day after January 1st on which the Company’s stock is traded and end on the last day on which the Company’s stock is traded that occurs before the next January 1st.

2.16     “Stockholders” shall mean the holders of Common Stock.

2.17     “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Article 3
Eligibility and Participation

3.1        Eligibility.

(a)        All Regular Full-Time Employees and all Regular Part-Time Employees of the Company (as those terms are defined in Tetra Tech Policies and Procedures) who are regularly scheduled to work at least twenty (20) hours per week are eligible to participate in the Plan.

(b)        No Employee may be granted a Purchase Right if the Employee would immediately thereafter own, directly or indirectly, five percent (5%) or more of the combined voting power or value of all classes of stock of the Company or of a Subsidiary. For this purpose, an Employee’s ownership interest shall be determined in accordance with the constructive ownership rules of Code Section 424(d).

3.2        Payroll Withholding.

(a)        Employees who have satisfied the eligibility conditions of Section 3.1 above may enroll as Participants by designating prior to the commencement of each Purchase Right Period the dollar amount (not a percentage of compensation) to be deducted from their paychecks and contributed to their Accounts for the purchase of Common Stock, which shall not be less than twenty-five dollars ($25) per payroll period.

(b)        Once chosen, the rate of contributions for a Purchase Right Period cannot be increased. However, pursuant to rules and procedures prescribed by the Committee, a Participant may make additional contributions to make up any contributions that he or she failed to make while on a Leave of Absence if the Participant returns to active employment and contributes those amounts before the end of the Purchase Right Period.

3.3        Limitations.

(a)        Notwithstanding anything herein to the contrary, a Participant may not accrue a right to purchase shares of Common Stock under the Plan at a rate that exceeds five thousand dollars ($5,000) per Purchase Right Period.

(b)        Furthermore, in no event may a Participant accrue a right to purchase stock under the Plan and under all other employee stock purchase plans described in Code Section 423 that are maintained by the Company and its Subsidiaries at a rate that exceeds twenty-five thousand dollars ($25,000) per calendar year.

(c)        The dollar limitations of this Section 3.3 apply to the Fair Market Value of Common Stock determined at the time the Purchase Right is granted.

3.4        Granting of Purchase Rights.

(a)        Upon the Employee’s enrollment in the Plan, the Committee will, at the commencement of the Purchase Right Period, grant a Purchase Right to allow the Participant to purchase the number of whole shares of Common Stock calculated by:

(i)         Multiplying the dollar amount of the deduction designated by the Participant by the number of payroll periods in the Purchase Right Period; and

(ii)       Dividing this sum by the Fair Market Value of a share of Common Stock on the first day of the Purchase Right Period.

(b)        Notwithstanding the provisions of Paragraph (a) above, the price at which each share covered by a Purchase Right will be purchased will be the lesser of:

(i)         One hundred percent (100%) of the Fair Market Value of a share of Common Stock on the first day of the applicable Purchase Right Period; or

(ii)       Eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the last day of that Purchase Right Period.

(c)        Notwithstanding anything in this Plan to the contrary, in no event can a Participant purchase more than twenty thousand (20,000) shares of Common Stock in a single Purchase Right Period.

3.5        Establishment of Accounts.

(a)        All amounts contributed by the Participant to the Plan (by means of payroll withholding) will be deposited into a separate Account maintained for the Participant. No interest will be earned on those contributions.

(b)        A Participant may not withdraw any amounts from his or her Account without terminating his or her Purchase Right pursuant to Section 4.1 below.

3.6        Special Rules for Acquisitions. If the Company or a Subsidiary acquires another entity, whether by means of the purchase of stock or assets (“Acquired Entity”), the Board of Directors may (a) designate a special Purchase Right Period for the employees of the Acquired Entity, and (b) may treat service with the Acquired Entity as service with the Company for purposes of the service requirement of

Section 3.1(a). Any such treatment shall be made by means of resolutions of the Board of Directors, and shall apply to all of the employees of the Acquired Entity.

3.7        Transfers of Employment. If an employee’s employment situation has changed so that the individual is no longer entitled to participate in the Plan (e.g., because of a reduction of hours worked), but his or her employment has not been terminated, the Employee shall not be entitled to make any more contributions to the Plan after the change in status, but may elect to leave his or her prior contributions in the Plan to be used to purchase Common Stock at the end of the Purchase Right Period.

3.8        Suspension upon Hardship Withdrawal.

(a)        If a Participant receives a distribution from a Section 401(k) plan maintained by the Company (or any other entity affiliated with the Company under Code Section 414) on account of a financial hardship (“Hardship Withdrawal”) and it is intended that the Hardship Withdrawal satisfy the safe harbor contained in the Section 401(k) regulations, the Participant shall be (i) considered to have withdrawn from the Plan and (ii) precluded from making any contributions to this plan for at least six (6) months.

(b)        The Committee shall prescribe such rules and procedures, as it deems appropriate regarding suspensions pursuant to this Section 3.8.

Article 4
Purchase Rights

4.1        Termination of Purchase Rights.

(a)        Upon the termination of a Purchase Right, all amounts held in the Participant’s Account shall be refunded to the Participant.

(b)        A Participant may withdraw from the Plan at any time prior to the last day of the Purchase Right Period by submitting written notice to the Company. The Participant’s Purchase Right shall terminate upon his or her withdrawal from the Plan.

(c)        A Purchase Right shall terminate automatically if the Participant holding the Purchase Right ceases to be employed by the Company for any reason (including by reason of an extended Leave of Absence under Section 2.11 above) prior to the last day of the Purchase Right Period.

(d)        Notwithstanding the provisions of Paragraph (a) above, in the event that a Participant ceases making contributions during a Purchase Right Period, the Participant may elect to leave his or her prior contributions in the Plan to be used to purchase Common Stock at the end of the Purchase Right Period. However, in no event can a Participant:

(i)         Reduce (but not eliminate) his or her contributions during a Purchase Right Period; or

(ii)       Suspend his or her contributions and recommence making them in the same Purchase Right Period, unless due to a Leave of Absence.

4.2        Exercise of Purchase Rights.

(a)        Unless previously terminated, Purchase Rights will be automatically exercised on the last day of the Purchase Right Period. Under no circumstances may Purchase Rights be exercised after the expiration of 27 months from the date the Purchase Right is granted.

(b)        Except as provided in Section 3.2(b) above, payment for shares to be purchased at the termination of the Purchase Right Period may only be made from funds accumulated through payroll deductions made during the Purchase Right Period.

(c)        If the amount in the Participant’s Account at the end of the Purchase Right Period is insufficient to purchase all the shares covered by the Purchase Right granted to the Participant, those funds will be used to purchase as many whole shares as possible.

(d)        If the balance of the Participant’s Account on the date of purchase exceeds the purchase price of the whole number of shares to be acquired, the surplus shall be refunded to the Participant in accordance with rules and procedures prescribed by the Committee. Of course, any funds remaining after the last Purchase Right Period are automatically refunded to the Participant.

(e)        Stock certificates for the whole number of shares of Common Stock will be distributed as soon as reasonably possible following the date of the exercise of the Purchase Right.

4.3        Termination Event. The following provisions of this Section 4.3 shall apply, notwithstanding anything herein to the contrary.

(a)        A “Termination Event” shall be deemed to occur as a result of:

(i)         A transaction in which the Company will cease to be an independent publicly-owned corporation; or

(ii)       A sale or other disposition of all or substantially all of the assets of the Company.

(b)        All Purchase Rights shall be automatically exercised as of the Termination Event.

4.4        Non-Transferability of Purchase Rights. A Purchase Right may not be assigned or otherwise transferred by a Participant other than by will and the laws of descent and distribution. During the lifetime of the Participant, only the Participant may exercise the Purchase Right.

Article 5
Common Stock

5.1        Shares Subject to Plan

(a)        The maximum number of shares of Common Stock that may be issued under the Plan is 4,373,290, subject to adjustment under Section 5.2 below.

(b)        If any outstanding Purchase Right is terminated for any reason prior to its exercise, the shares allocable to the Purchase Right may again become subject to purchase under the Plan.

(c)        The Common Stock subject to issue under the Plan may be previously unissued stock or may have been reacquired by the Company in the open market (or otherwise).

5.2        Adjustment Upon Changes in Capitalization. A proportionate adjustment shall be made by the Committee in the number, price, and kind of shares subject to outstanding Purchase Rights if the outstanding shares of Common Stock are increased, decreased or exchanged for different securities, through reorganization, recapitalization, reclassification, stock split, stock dividend, or other similar transaction not constituting a Termination Event under Section 4.3 above.

Article 6
Plan Administration

6.1        Administration

(a)        The Committee shall administer the Plan. The Committee shall have authority to:

(i)         Interpret the Plan;

(ii)       Prescribe rules and procedures relating to the Plan; and

(iii)      Take all other actions necessary or appropriate for the administration of the Plan.

(b)        A majority of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by:

(i)         A majority of the members present at any meeting; or

(ii)       All of the members in writing without a meeting.

(c)        All decisions of the Committee shall be final and binding on all Participants.

(d)        No member of the Committee shall be liable for any action or inaction made in good faith with respect to the Plan or any Purchase Right granted under it.

6.2        Indemnification.

(a)        To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and every other member of the Board, as well as any other Employee with duties under the Plan, against all liabilities and expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of his or her duties under the Plan. This indemnity shall not apply, however, if:

(i)         It is determined in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or

(ii)       The individual fails to assist the Company in defending against any such claim.

(b)        Notwithstanding the above, the Company shall have the right to select counsel and to control the prosecution or defense of the suit. Furthermore, the Company shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

Article 7
Amendment and Termination

7.1        Amendment and Termination. The Board may amend or terminate the Plan at any time by means of written action, except with respect to any outstanding Purchase Rights. Furthermore, the Board may elect to suspend or recommence the Plan following the end of any Purchase Right Period.

7.2        Stockholder Approval.

(a)        The Board shall issue no shares of Common Stock under the Plan unless the Stockholders approve the Plan within twelve (12) months before or after the date of the adoption of the Plan.

(b)        If the Stockholders do not approve the Plan within the time period specified in Paragraph (a) above, the Plan and all Purchase Rights issued under the Plan will terminate and all contributions will be refunded to the Participants. The approval by the Stockholders must relate to:

(i)         The class of individuals who may be Participants; and

(ii)       The aggregate number of shares to be granted under the Plan.

If either of those items is changed, approval of the Stockholders must again be obtained.

Article 8
Miscellaneous Matters

8.1        Uniform Rights and Privileges. The rights and privileges of all Participants under the Plan shall be the same.

8.2        Application of Proceeds. The proceeds received by the Company from the sale of Common Stock pursuant to Purchase Rights may be used for any corporate purpose.

8.3        Notice of Disqualifying Disposition. A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the sale.

8.4        No Additional Rights.

(a)        Neither the adoption of this Plan nor the granting of any Purchase Right shall:

(i)         Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

(ii)       Confer upon any Participant the right to continue to be employed by the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Participant at any time, with or without cause.

(b)        No Participant shall have any rights as a Stockholder with respect to the shares covered by a Purchase Right until the time at which the Fair Market Value of the Common Stock is determined on the last day of the Purchase Right Period in which the shares were purchased.

(c)        No adjustments will be made for cash dividends or other rights for which the record date is prior to the date of the exercise of the Purchase Right.

8.5        Governing Law.

(a)        The Plan and all actions taken under it shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)        The provisions of this Plan shall be interpreted in a manner that is consistent with this Plan satisfying the requirements of Code Section 423.

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The Directors recommend a vote FOR all Nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS
			☐		FOR all nominees listed below		☐	WITHHOLD AUTHORITY
			(except as marked to the contrary below)					to vote for all nominees
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee’s name below.)
☐	Dan L. Batrack	☐	J. Christopher Lewis	☐	Patrick C. Haden
☐	Albert E. Smith	☐	Hugh M. Grant	☐	Richard H. Truly
2. Approval of the amendment of the Employer Stock Purchase Plan

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

☐	FOR	☐ AGAINST	☐	ABSTAIN
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2007.

All proxies to vote at said Meeting or any adjournment thereof heretofore given by the undersigned are hereby revoked.  Receipt of Notice of Annual Meeting and Proxy Statement dated January 19, 2007 is acknowledged.

☐	FOR	☐ AGAINST	☐	ABSTAIN	Please mark, sign, date and return this Proxy in the accompanying prepaid envelope. This Proxy is solicited on behalf of the Board of Directors of Tetra Tech, Inc.
4. Such other matters as may properly come before the Meeting.

Please sign exactly as your name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

						Dated:		, 2007

(Signature)

(Signature)

   DETACH PROXY CARD HERE

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COMMON STOCK
PROXY
BOARD OF DIRECTORS
TETRA TECH, INC.

The undersigned hereby appoints Dan L. Batrack and Janis B. Salin, or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock, $.01 par value (“Common Stock”), of TETRA TECH, INC. (the “Company”) which the undersigned is entitled to vote, at the Annual Meeting of the Stockholders of the Company to be held at the Westin Pasadena, 191 N. Los Robles Avenue, Pasadena, California 91101 on Thursday, March 1, 2007 at 10:00 a.m., Pacific Standard Time, and at any and all adjournments thereof, on the proposals set forth below and any other matters properly brought before the Meeting.